Exhibit (a)(1)(B)

INVIVO THERAPEUTICS HOLDINGS CORP.

OFFER TO EXCHANGE

ELECTION TO PARTICIPATE

This Election to Participate (this “Election to Participate”) relates to the offer (the “Offer”) by InVivo Therapeutics Holdings Corp., a Nevada corporation (the “Company”), described in the Offer to Exchange, dated as of April 8, 2013 (the “Offer to Exchange”) and distributed to holders of the following outstanding warrants: (i) Warrants to Purchase Common Stock dated October 26, 2010, issued in connection with the closing of a merger (the “Merger Warrants”), (ii) Warrants to Purchase Common Stock issued to accredited investors in a private placement, the closing of which occurred on each of October 26, 2010, November 10, 2010 and December 3, 2010 (the “Investor Warrants”), and (iii) Warrants to Purchase Common Stock issued to the placement agent at each closing of such private placement as compensation for services in connection with such private placement (the “Placement Agent Warrants”). The Merger Warrants, Investor Warrants and Placement Agent Warrants are referred to collectively as the “Eligible Warrants.” To participate in the Offer and exchange your Eligible Warrants for new warrants, you must (a) properly complete, sign, date and deliver this Election to Participate to the Company, Attn: Mr. Sean Moran, at One Kendall Square, Suite B14402, Cambridge, Massachusetts 02139, pursuant to the instructions included in this Election to Participate, and (b) deliver to the Company at the foregoing address your Eligible Warrant(s) (or an Affidavit of Lost Warrant, a form of which is included with this Election to Participate). We must receive your Election to Participate and Eligible Warrant(s) (or an Affidavit of Lost Warrant) no later than 11:59 P.M. (Eastern time) on May 6, 2013 (such time and date, as they may be extended, the “Expiration Date”), which is the date the Offer will expire, unless extended. Failure to submit any of these items will result in the rejection of your tender. Please note that delivery of your Election to Participate by facsimile will not be accepted.

If the Company receives one or more Elections to Participate and one or more Notices of Withdrawal signed by you, the Company will give effect to the form bearing the latest date and, if two forms bear the same date, then the form received last, as determined by the Company in its discretion.

If you elect to participate in the Offer, and the Company decides to accept your tender, the Company will issue you a new warrant in the form provided for in the Offer to Exchange for your Eligible Warrant promptly after the expiration of the Offer, in accordance with and subject to the terms and conditions described in the Offer to Exchange.

Questions may be directed to the Company at One Kendall Square, Suite B14402, Cambridge, Massachusetts 02139, Attn: Mr. Sean Moran, or by telephone at (617) 863-5524 or e-mail at smoran@invivotherapeutics.com.

ACKNOWLEDGEMENT AND SIGNATURE:

Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Offer to Exchange.

Upon the terms and subject to the conditions set forth in the Offer to Exchange, I hereby tender to InVivo Therapeutics Holdings Corp. the Eligible Warrant(s) specified below for new warrants, subject to the terms described in the Offer to Exchange.

Subject to, and effective upon, the Company’s acceptance of the tendered Eligible Warrant(s) in accordance with the terms and subject to the conditions of the Offer to Exchange, I hereby terminate all right and interest I have in the tendered Eligible Warrant(s) and sell, assign and transfer to, or upon the order of, the Company all right, title and interest in and to the tendered Eligible Warrant(s), in each case to the extent each such Eligible Warrant is tendered, in accordance with my instructions herein.

I understand and acknowledge that:

(1) To accept the Offer, I must comply with the terms and conditions set forth in the Offer to Exchange and this Election to Participate.

(2) By tendering the Eligible Warrant(s) pursuant to the procedure described in the Offer to Exchange and in the instructions to this Election to Participate, I accept the terms and conditions of the Offer.

(3) Upon the Company’s acceptance of the tendered Eligible Warrant(s), on or immediately after the Expiration Date, such tendered Eligible Warrant(s) will be cancelled.

(4) Promptly following the Expiration Date, the Company will send to me my new warrant(s).

(5) The Company has advised me to consult with my own advisors as to the consequences of participating or not participating in the Offer.

(6) The Offer is not being offered to holders in any State or other jurisdiction in which the Offer would not be in compliance with the laws of such State or other jurisdiction.

(7) All authority herein conferred or agreed to be conferred shall not be affected by, and shall survive, my death or incapacity, and all of my obligations hereunder shall be binding upon my heirs, personal representatives, successors and assigns.

I hereby represent and warrant that:

(1) I have the full power and authority to tender the Eligible Warrant(s) and that, when and to the extent the Eligible Warrant(s) are accepted for exchange by the Company, the Eligible Warrant(s) will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof and the Eligible Warrant(s) will not be subject to any adverse claims.

(2) Upon request, I will execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange of the Eligible Warrant(s) pursuant to the Offer to Exchange.

(3) I have such knowledge and experience in financial and business matters that I am capable of evaluating the merits and risks of investment in the new warrant(s).

(4) I have had the opportunity to review the current business prospects, financial condition and operating history of the Company as set forth in the Offer to Exchange and the documents referred to or incorporated by reference therein.

(5) I have had the opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the Offer and I have received all the information I consider necessary or appropriate for deciding whether to accept the offer.

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IN WITNESS WHEREOF, the undersigned has duly executed this Election to Participate as of the date set forth below with respect to the following Eligible Warrant(s) tendered by the undersigned. If you hold more than one Eligible Warrant, please make copies of this signature page and submit a separate signature page for each Eligible Warrant tendered.

Box 1	Warrant No.:

Box 2	Date of issuance of Eligible Warrant:

Box 3	Number of shares of Common Stock issuable upon exercise of Eligible Warrant:

You must complete and sign the following exactly as your name appears on your tendered Eligible Warrant. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact or another person acting in a fiduciary or representative capacity, please set forth the signatory’s full title and include with this Election to Participate proper evidence of the authority of such person to act in such capacity.

Date:	By:
(Signature)

(Print Name)

(Title, if applicable)

Address:

Telephone:
Fax:
Tax ID/SSN:

Note: All new warrants will be delivered to the above address.

INSTRUCTIONS

FORMING PART OF THE ELECTION TO PARTICIPATE

(1) Review the Offer. Please carefully review the Offer to Exchange, this Election to Participate and other materials related to the Offer.

(2) To Participate in the Offer. To participate in the Offer, you must properly complete, sign, date and deliver to us this Election to Participate and your Eligible Warrant(s) (or an Affidavit of Lost Warrant, a form of which is included with this Election to Participate) before 11:59 P.M. (Eastern time) on May 6, 2013, unless extended (the “Expiration Date”). Please complete and sign a separate signature page to this Election to Participate for each Eligible Warrant you are tendering. Delivery will be deemed made only when the Election to Participate and your Eligible Warrants (or an Affidavit of Lost Warrant) are actually received by (not postmarked for delivery to) us. The acceptable method of delivering the Election to Participate and your warrants is:

By mail using the enclosed pre-paid, self-addressed return envelope

or

By mail or courier service to:

InVivo Therapeutics Holdings Corp.

Attention: Mr. Sean Moran

One Kendall Square, Suite B14402

Cambridge, Massachusetts 02139

Telephone: (617) 863-5524

We urge you to mail or courier sufficiently in advance of the Expiration Date to ensure we receive your documents prior to the Expiration Date. If you deliver by mail, we recommend that you use registered mail with return receipt requested. You should retain the return receipt for your records. Any type of delivery is at your own expense and risk. Please note that delivery of the Election to Participate by facsimile will not be accepted.

If you do not submit this Election to Participate with your Eligible Warrants (or an Affidavit of Lost Warrant) prior to the expiration of the Offer, or if you submit an incomplete or incorrectly completed Election to Participate, you will be considered to have rejected the Offer. In that case, (a) your Eligible Warrants will remain outstanding until they terminate or are exercised and (b) you will have no rights to any new warrants.

(3) Acceptance of Eligible Warrants in Exchange for New Warrants. When we accept your tendered Eligible Warrants and we exchange them for new warrants promptly following the expiration of the Offer, you will have no further rights to your tendered Eligible Warrants.

(4) To Withdraw Election. To withdraw from the Offer, you must properly complete, sign, date and deliver to us a separate Notice of Withdrawal before the Expiration Date for each Eligible Warrant that you have elected to lender, if you have tendered more than one Eligible Warrant. Delivery will be deemed made only when the Notice of Withdrawal is actually received by (not postmarked for delivery to) us. Notices of Withdrawal must be delivered according to the acceptable method of delivery indicated above in Section 2. Once you have withdrawn your tendered Eligible Warrants, you may re-tender your Eligible Warrants before the expiration of the Offer only by again following the delivery procedures described above in Section 2. We will return to you your previously tendered Eligible Warrants promptly after we receive the Notice of Withdrawal pursuant to the terms of the Offer. Please note that delivery of the Notice of Withdrawal by facsimile will not be accepted.

(7) Irregularities. We will determine, in our sole discretion, all questions as to form, validity, including time of receipt, and acceptance of any tender of Eligible Warrants or withdrawal of tendered Eligible Warrants. Our determination of these matters will be final and binding on all parties, subject to the judgment of a court of competent jurisdiction. We may reject any or all tenders of or withdrawals of tendered Eligible Warrants that we determine are not in appropriate form or that we determine are unlawful to accept or not timely made, subject to the judgment of a court of competent jurisdiction to the contrary. We may waive, as to all eligible warrant holders, any defect or irregularity in any tender with respect to any particular Eligible Warrant. No tender of Eligible Warrants or withdrawal of tendered Eligible Warrants will be deemed to have been properly made until all defects or irregularities have been cured by the tendering warrant holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders or withdrawals, and no one will be liable for failing to give notice of any defects or irregularities.

(8) Questions and Requests for Assistance and Additional Copies. Questions and requests for assistance should be directed to Company at One Kendall Square, Suite B14402, Cambridge, Massachusetts 02139, Attn: Mr. Sean Moran, or by telephone at (617) 863-5524 or e-mail at smoran@invivotherapeutics.com. Additional copies of the Offer to Exchange, the Election to Participate and other related materials may be obtained from the Company.

AFFIDAVIT OF LOST WARRANT

AND INDEMNIFICATION AGREEMENT

The undersigned hereby represents, warrants and agrees as follows:

1.	The following described instrument of InVivo Therapeutics Holdings Corp., a Nevada corporation (the “Company”) was lost or stolen:

Warrant No.              to purchase              shares of the Common Stock of the Company, dated                     , 2010 (the “Eligible Warrant”), and registered in the name of                      (“Holder”).

2.	That the sole and unconditional record owner of the Eligible Warrant is Holder.

3.	That the Eligible Warrant was neither endorsed nor assigned by Holder or, to Holder’s knowledge, by anyone else.

4.	That neither the Eligible Warrant nor any interest therein has been sold, assigned, endorsed, transferred, deposited under any agreement, hypothecated, pledged, or disposed of in any manner by or on behalf of Holder; that neither Holder nor anyone on Holder’s behalf has signed any power of attorney, any stock power or any other assignment or authorization respecting the Eligible Warrant; and that no person, firm or corporation has any right, title, claim, equity or interest in, to or respecting the Eligible Warrant, except Holder as the sole owner.

5.	That this Affidavit of Lost Warrant and Indemnification Agreement (the “Affidavit”) is made for the purpose of inducing the Company to accept the Holder’s tender of the Eligible Warrant in connection with the Holders’ election to participate in the Company’s Offer to Exchange, dated April 8, 2013, as amended or supplemented (the “Offer”).

6.	Holder hereby agrees to immediately surrender the Eligible Warrant to the Company for cancellation without consideration should it at any time come into the possession or control of Holder.

7.	To induce the Company to accept this Affidavit in place of the lost Eligible Warrant in connection with Holder’s acceptance of the Offer, Holder and its successors and assigns shall at all times indemnify and hold harmless the Company and its directors, officers, agents, successors and assigns from and against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all losses, damages, judgments, costs, charges, counsel fees, payments, expenses and liabilities whatsoever, which any of such indemnitees at any time shall or may sustain or incur (a) by reason of the issuance of the replacement warrant, or (b) by reason of any claim which may be made in respect of the Eligible Warrant, or (c) by reason of any payment, transfer, exchange, delivery or other act which any indemnitee hereunder may make or do in respect of the Eligible Warrant, whether made or done through accident, oversight or neglect, or whether made or done upon presentation thereof without contesting, inquiring into or litigating the propriety of such payment, transfer, exchange, delivery or other act, or (d) by reason of any other matter or thing arising out of the recognition of the aforesaid request of Holder for the issuance of the replacement warrant.

8.	It is understood and agreed that in case the Eligible Warrant shall be recovered by anyone, then this Affidavit may be immediately enforced. This Affidavit shall be deemed a continuing obligation and successive recoveries may be had thereon for the various matters in respect of which any indemnitee shall from time to time become entitled to be indemnified.

9.	This Affidavit shall be governed by the laws of the State of Nevada as such laws are applied to contracts between Nevada residents entered into and to be performed entirely in Nevada.

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Dated:                     , 2013.

HOLDER:

(Signature)

(Printed Name)

(Title, if Holder is not a natural person)

State of

County of

Signed before me this day of , 2013, by .
(Holder/Signer Name)

Personally Known
Produced Identification — Type of ID:

Notary Stamp
Or Seal

(Signature Notary)
My Commission Expires:

[Signature Page to Affidavit of Lost Warrant and Indemnification Agreement]